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Exhibit 10.3

PROVIDER AGREEMENT

BETWEEN STATE OF OHIO
DEPARTMENT OF JOB AND FAMILY SERVICES
AND
WELLCARE OF OHIO, INC.
Amendment No. 2

Pursuant to Article IX.A. the Provider Agreement between the State of Ohio, Department of Job and Family Services, (hereinafter referred to as "ODJFS") and WELLCARE OF OHIO, INC. (hereinafter referred to as "MCP") for the Covered Families and Children (hereinafter referred to as "CFC") population dated November 1, 2006, is hereby amended as follows:

1. Baseline and Appendix J are modified as attached.

2. All other terms of the provider agreement are hereby affirmed.

The amendment contained herein shall be effective January 5, 2007.

WELLCARE OF OHIO, INC.:
BY: /s/ Todd S. Farha TODD S. FARHA, PRESIDENT & CEO	DATE: 1/3/2007
OHIO DEPARTMENT OF JOB AND FAMILY SERVICES:
BY: /s/ Barbara Riley BARBARA E. RILEY, DIRECTOR	DATE: 1/5/2007

Covered Families and Children (CFC) population
OHIO DEPARTMENT OF JOB AND FAMILY SERVICES
OHIO MEDICAL ASSITANCE PROVIDER AGREEMENT
FOR MANAGED CARE PLAN
CFC ELIGIBLE POPULATION

This provider agreement is entered into this first day of November, 2006, at Columbus, Franklin County, between the State of Ohio, Department of Job and Family Services, (herein referred to as ODJFS) whose principal offices are located in the City of Columbus County of Franklin, State of Ohio, and WellCare of Ohio, Inc, Managed Care Plan (hereinafter referred to as MCP), an Ohio for-profit corporation, whose principal office is located in the city of Beechwood, County of Cuyahoga, State of Ohio.

MCP is licensed as a Health Insuring Corporation by the State of Ohio, Department of Insurance (hereinafter referred to as ODI), pursuant to Chapter 1751. of the Ohio Revised Code and is organized and agrees to operate as prescribed by the Chapter 5101:3-26 of the Ohio Administrative Code (hereinafter referred to as OAC), and other applicable portions of the OAC as amended from time to time.

MCP is an entity eligible to enter into a provider agreement in accordance with 42 CFR 438.6 and is engaged in the business of providing prepaid comprehensive health care services as defined in 42 CFR 438.2 through the managed care program for the Covered Families and Children (CFC) eligible population described in OAC rule 5101:326-02 (B).

ODJFS, as the single state agency designated to administer the Medicaid program under Section 5111.02 of the Ohio Revised Code and Title XIX of the Social Security Act, desires to obtain MCP services for the benefit of certain Medicaid recipients. In so doing, MCP has provided and will continue to provide proof of MCP’s capability to provide quality services, efficiently, effectively and economically during the term of this agreement.

This provider agreement is a contract between the ODJFS and the undersigned Managed Care Plan (MCP), provider of medical assistance, pursuant to the federal contracting provisions of 42 CFR 434.6 and 438.6 in which the MCP agrees to provide comprehensive medical services through the managed care program as provided in Chapter 5101:3-26 of the Ohio Administrative Code, assuming the risk of loss, and complying with applicable state statutes, Ohio Administrative Code, and Federal statutes, rules, regulations and other requirements, including but not limited to title VI of the Civil Rights Act of 1964; title IX of the Education Amendments of 1972 (regarding education programs and activities); the Age Discrimination Act of 1975; the Rehabilitation Act of 1973; and the Americans with Disabilities Act.

ARTICLE I - GENERAL

A. MCP agrees to report to the Chief of Bureau of Managed Health Care (hereinafter referred to as BMHC) or their designee as necessary to assure understanding of the responsibilities and satisfactory compliance with this provider agreement.

B. MCP agrees to furnish its support staff and services as necessary for the satisfactory performance of the services as enumerated in this provider agreement.

C. ODJFS may, from time to time as it deems appropriate, communicate specific instructions and requests to MCP concerning the performance of the services described in this provider agreement. Upon such notice and within the designated time frame after receipt of instructions, MCP shall comply with such instructions and fulfill such requests to the satisfaction of the department. It is expressly understood by the parties that these instructions and requests are for the sole purpose of performing the specific tasks requested to ensure satisfactory completion of the services described in this provider agreement, and are not intended to amend or alter this provider agreement or any part thereof.

If the MCP previously had a provider agreement with the ODJFS and the provider agreement terminated more than two years prior to the effective date of any new provider agreement, such MCP will be considered a new plan in its first year of operation with the Ohio Medicaid managed care program.

ARTICLE II - TIME OF PERFORMANCE

A. Upon approval by the Director of ODJFS this provider agreement shall be in effect from the date entered through June 30, 2007, unless this provider agreement is suspended or terminated pursuant to Article VIII prior to the termination date, or otherwise amended pursuant to Article IX.

ARTICLE III - REIMBURSEMENT

A. ODJFS will reimburse MCP in accordance with rule 5101:3-26-09 of the Ohio Administrative Code and the appropriate appendices of this provider agreement.

Covered Families and Children (CFC) population
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ARTICLE IV - MCP INDEPENDENCE

A. MCP agrees that no agency, employment, joint venture or partnership has been or will be created between the parties hereto pursuant to the terms and conditions of this agreement. MCP also agrees that, as an independent contractor, MCP assumes all responsibility for any federal, state, municipal or other tax liabilities, along with workers compensation and unemployment compensation, and insurance premiums which may accrue as a result of compensation received for services or deliverables rendered hereunder. MCP certifies that all approvals, licenses or other qualifications necessary to conduct business in Ohio have been obtained and are operative. If at any time during the period of this provider agreement MCP becomes disqualified from conducting business in Ohio, for whatever reason, MCP shall immediately notify ODJFS of the disqualification and MCP shall immediately cease performance of its obligation hereunder in accordance with OAC Chapter 5101:3-26.

ARTICLE V - CONFLICT OF INTEREST; ETHICS LAWS

A. In accordance with the safeguards specified in section 27 of the Office of Federal Procurement Policy Act (41 U.S.C. 423) and other applicable federal requirements, no officer, member or employee of MCP, the Chief of BMHC, or other ODJFS employee who exercises any functions or responsibilities in connection with the review or approval of this provider agreement or provision of services under this provider agreement shall, prior to the completion of such services or reimbursement, acquire any interest, personal or otherwise, direct or indirect, which is incompatible or in conflict with, or would compromise in any manner or degree the discharge and fulfillment of his or her functions and responsibilities with respect to the carrying out of such services. For purposes of this article, "members" does not include individuals whose sole connection with MCP is the receipt of services through a health care program offered by MCP.

B. MCP hereby covenants that MCP, its officers, members and employees of the MCP have no interest, personal or otherwise, direct or indirect, which is incompatible or in conflict with or would compromise in any manner of degree the discharge and fulfillment of his or her functions and responsibilities under this provider agreement. MCP shall periodically inquire of its officers, members and employees concerning such interests.

C. Any person who acquires an incompatible, compromising or conflicting personal or business interest shall immediately disclose his or her interest to ODJFS in writing. Thereafter, he or she shall not participate in any action affecting the services under this provider agreement, unless ODJFS shall determine that, in the light of the personal interest disclosed, his or her participation in any such action would not be contrary to the public interest. The written disclosure of such interest shall be made to: Chief, Bureau of Managed Health Care, ODJFS.

Covered Families and Children (CFC) population

D. No officer, member or employee of MCP shall promise or give to any ODJFS employee anything of value that is of such a character as to manifest a substantial and improper influence upon the employee with respect to his or her duties. No officer, member or employee of MCP shall solicit an ODJFS employee to violate any ODJFS rule or policy relating to the conduct of the parties to this agreement or to violate sections 102.03, 102.04, 2921.42 or 2921.43 of the Ohio Revised Code.

E. MCP hereby covenants that MCP, its officers, members and employees are in compliance with section 102.04 of the Revised Code and that if MCP is required to file a statement pursuant to 102.04(D)(2) of the Revised Code, such statement has been filed with the ODJFS in addition to any other required filings.

ARTICLE VI - EQUAL EMPLOYMENT OPPORTUNITY

A. MCP agrees that in the performance of this provider agreement or in the hiring of any employees for the performance of services under this provider agreement, MCP shall not by reason of race, color, religion, sex, sexual orientation, age, disability, national origin, veteran's status, health status, or ancestry, discriminate against any citizen of this state in the employment of a person qualified and available to perform the services to which the provider agreement relates.

B. MCP agrees that it shall not, in any manner, discriminate against, intimidate, or retaliate against any employee hired for the performance or services under the provider agreement on account of race, color, religion, sex, sexual orientation, age, disability, national origin, veteran's status, health status, or ancestry.

C. In addition to requirements imposed upon subcontractors in accordance with OAC Chapter 5101:3-26, MCP agrees to hold all subcontractors and persons acting on behalf of MCP in the performance of services under this provider agreement responsible for adhering to the requirements of paragraphs (A) and (B) above and shall include the requirements of paragraphs (A) and (B) above in all subcontracts for services performed under this provider agreement, in accordance with rule 5101:3-26-05 of the Ohio Administrative Code.

ARTICLE VII - RECORDS, DOCUMENTS AND INFORMATION

A. MCP agrees that all records, documents, writings or other information produced by MCP under this provider agreement and all records, documents, writings or other information used by MCP in the performance of this provider agreement shall be treated in accordance with rule 5101:3-26-06 of the Ohio Administrative Code. MCP must maintain an appropriate record system for services provided to members. MCP must retain all records in accordance with 45 CFR 74.

B. All information provided by MCP to ODJFS that is proprietary shall be held to be strictly

Covered Families and Children (CFC) population

confidential by ODJFS. Proprietary information is information which, if made public, would put MCP at a disadvantage in the market place and trade of which MCP is a part [see Ohio Revised Code Section 1333.61(D)]. MCP is responsible for notifying ODJFS of the nature of the information prior to its release to ODJFS. ODJFS reserves the right to require reasonable evidence of MCP's assertion of the proprietary nature of any information to be provided and ODJFS will make the final determination of whether this assertion is supported. The provisions of this Article are not self-executing.

C. MCP shall not use any information, systems, or records made available to it for any purpose other than to fulfill the duties specified in this provider agreement. MCP agrees to be bound by the same standards of confidentiality that apply to the employees of the ODJFS and the State of Ohio. The terms of this section shall be included in any subcontracts executed by MCP for services under this provider agreement. MCP must implement procedures to ensure that in the process of coordinating care, each enrollee's privacy is protected consistent with the confidentiality requirements in 45 CFR parts 160 and 164.

ARTICLE VIII - SUSPENSION AND TERMINATION

A. This provider agreement may be canceled by the department or MCP upon written notice in accordance with the applicable rule(s) of the Ohio Administrative Code, with termination to occur at the end of the last day of a month.

B. MCP, upon receipt of notice of suspension or termination, shall cease provision of services on the suspended or terminated activities under this provider agreement; suspend, or terminate all subcontracts relating to such suspended or terminated activities, take all necessary or appropriate steps to limit disbursements and minimize costs, and furnish a report, as of the date of receipt of notice of suspension or termination describing the status of all services under this provider agreement.

C. In the event of suspension or termination under this Article, MCP shall be entitled to reconciliation of reimbursements through the end of the month for which services were provided under this provider agreement, in accordance with the reimbursement provisions of this provider agreement.

D. ODJFS may, in its judgment, suspend, terminate or fail to renew this provider agreement if the MCP or MCP's subcontractors violate or fail to comply with the provisions of this agreement or other provisions of law or regulation governing the Medicaid program. Where ODJFS proposes to suspend, terminate or refuse to enter into a provider agreement, the provisions of applicable sections of the Ohio Administrative Code with respect to ODJFS' suspension, termination or refusal to enter into a provider agreement shall apply, including the MCP's right to request a public hearing under Chapter 119. of the Revised Code.

Covered Families and Children (CFC) population

E. When initiated by MCP, termination of or failure to renew the provider agreement requires written notice to be received by ODJFS at least 75 days in advance of the termination or renewal date, provided, however, that termination or non-renewal must be effective at the end of the last day of a calendar month. In the event of non-renewal of the provider agreement with ODJFS, if MCP is unable to provide notice to ODJFS 75 days prior to the date when the provider agreement expires, and if, as a result of said lack of notice, ODJFS is unable to disenroll Medicaid enrollees prior to the expiration date, then the provider agreement shall be deemed extended for up to two calendar months beyond the expiration date and both parties shall, for that time, continue to fulfill their duties and obligations as set forth herein. If an MCP wishes to terminate or not renew their provider agreement for a specific region(s), ODJFS reserves the right to initiate a procurement process to select additional MCPs to serve Medicaid consumers in that region(s).

ARTICLE IX - AMENDMENT AND RENEWAL

A. This writing constitutes the entire agreement between the parties with respect to all matters herein. This provider agreement may be amended only by a writing signed by both parties. Any written amendments to this provider agreement shall be prospective in nature.

B. This provider agreement may be renewed one or more times by a writing signed by both parties for a period of not more than twelve months for each renewal.

C. In the event that changes in State or Federal law, regulations, an applicable waiver, or the terms and conditions of any applicable federal waiver, require ODJFS to modify this agreement, ODJFS shall notify MCP regarding such changes and this agreement shall be automatically amended to conform to such changes without the necessity for executing written amendments pursuant to this Article of this provider agreement.

ARTICLE X - LIMITATION OF LIABILITY

A. MCP agrees to indemnity the State of Ohio for any liability resulting from the actions or omissions of MCP or its subcontractors in the fulfillment of this provider agreement.

B. MCP hereby agrees to be liable for any loss of federal funds suffered by ODJFS for enrollees resulting from specific, negligent acts or omissions of the MCP or its subcontractors during the term of this agreement, including but not limited to the nonperformance of the duties and obligations to which MCP has agreed under this agreement.

C. In the event that, due to circumstances not reasonably within the control of MCP or ODJFS, a major disaster, epidemic, complete or substantial destruction of facilities, war, riot or civil insurrection occurs, neither ODJFS nor MCP will have any liability or obligation on account of reasonable delay in the provision or the arrangement of covered

Covered Families and Children (CFC) population

services; provided that so long as MCP's certificate of authority remains in full force and effect, MCP shall be liable for the covered services required to be provided or arranged for in accordance with this agreement.

ARTICLE XI - ASSIGNMENT

A. ODJFS will not allow the transfer of Medicaid members by one MCP to another MCP unless this membership has been obtained as a result of an MCP selling their entire Ohio corporation to another health plan. MCP shall not assign any interest in this provider agreement and shall not transfer any interest in the same (whether by assignment or novation) without the prior written approval of ODJFS and subject to such conditions and provisions as ODJFS may deem necessary. Any such assignments shall be submitted for ODJFS' review 120 days prior to the desired effective date. No such approval by ODJFS of any assignment shall be deemed in any event or in any manner to provide for the incurrence of any obligation by ODJFS in addition to the total agreed-upon reimbursement in accordance with this agreement.

B. MCP shall not assign any interest in subcontracts of this provider agreement and shall not transfer any interest in the same (whether by assignment or novation) without the prior written approval of ODJFS and subject to such conditions and provisions as ODJFS may deem necessary. Any such assignments of subcontracts shall be submitted for ODJFS' review 30 days prior to the desired effective date. No such approval by ODJFS of any assignment shall be deemed in any event or in any manner to provide for the incurrence of any obligation by ODJFS in addition to the total agreed-upon reimbursement in accordance with this agreement.

ARTICLE XII - CERTIFICATION MADE BY MCP

A. This agreement is conditioned upon the full disclosure by MCP to ODJFS of all information required for compliance with federal regulations as requested by ODJFS.

B. By executing this agreement, MCP certifies that no federal funds paid to MCP through this or any other agreement with ODJFS shall be or have been used to lobby Congress or any federal agency in connection with a particular contract, grant, cooperative agreement or loan. MCP further certifies compliance with the lobbying restrictions contained in Section 1352, Title 31 of the U.S. Code, Section 319 of Public Law 101-121 and federal regulations issued pursuant thereto and contained in 45 CFR Part 93, Federal Register, Vol. 55, No. 38, February 26, 1990, pages 6735-6756. If this provider agreement exceeds $100,000, MCP has executed the Disclosure of Lobbying Activities, Standard Form LLL, if required by federal regulations. This certification is material representation of fact upon which reliance was placed when this provider agreement was entered into.

C. By executing this agreement, MCP certifies that neither MCP nor any principals of MCP (i.e., a director, officer, partner, or person with beneficial ownership of more than 5% of the MCP's equity) is presently debarred, suspended, proposed for debarment, declared ineligible, or otherwise excluded from participation in transactions by any Federal

Covered Families and Children (CFC) population

agency. The MCP also certifies that the MCP has no employment, consulting or any other arrangement with any such debarred or suspended person for the provision of items or services or services that are significant and material to the MCP's contractual obligation with ODJFS. This certification is a material representation of fact upon which reliance was placed when this provider agreement was entered into. If it is ever determined that MCP knowingly executed this certification erroneously, then in addition to any other remedies, this provider agreement shall be terminated pursuant to Article VII, and ODJFS must advise the Secretary of the appropriate Federal agency of the knowingly erroneous certification.

D. By executing this agreement, MCP certifies compliance with Article V as well as agreeing to future compliance with Article V. This certification is a material representation of fact upon which reliance was placed when this contract was entered into.

E. By executing this agreement, MCP certifies compliance with the executive agency lobbying requirements of sections 121.60 to 121.69 of the Ohio Revised Code. This certification is a material representation of fact upon which reliance was placed when this provider agreement was entered into.

F. By executing this agreement, MCP certifies that MCP is not on the most recent list established by the Secretary of State, pursuant to section 121.23 of the Ohio Revised Code, which identifies MCP as having more than one unfair labor practice contempt of court finding. This certification is a material representation of fact upon which reliance was placed when this provider agreement was entered into.

G. By executing this agreement MCP agrees not to discriminate against individuals who have or are participating in any work program administered by a county Department of Job and Family Services under Chapters 5101 or 5107 of the Revised Code.

H. By executing this agreement, MCP certifies and affirms that, as applicable to MCP, no party listed in Division (I) or (J) of Section 3517.13 of the Ohio Revised Code or spouse of such party has made, as an individual, within the two previous calendar years, one or more contributions in excess of $1,000.00 to the Governor or to his campaign committees. This certification is a material representation of fact upon which reliance was placed when this provider agreement was entered into. If it is ever determined that MCP's certification of this requirement is false or misleading, and not withstanding any criminal or civil liabilities imposed by law, MCP shall return to ODJFS all monies paid to MCP under this provider agreement. The provisions of this section shall survive the expiration or termination of this provider agreement.

I. By executing this agreement, MCP certifies and affirms that HHS, US Comptroller General or representatives will have access to books, documents, etc. of MCP.

J. By executing this agreement, MCP agrees to comply with the false claims recovery requirements of Section 6032 of The Deficit Reduction Act of 2005 (also see Section 5111.101 of the Revised Code). ARTICLE XIII - CNSTRUCTION

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A. This provider agreement shall be governed, construed and enforced in accordance with the laws and regulations of the State of Ohio and appropriate federal statutes and regulations. If any portion of this provider agreement is found unenforceable by operation of statute or by administrative or judicial decision, the operation of the balance of this provider agreement shall not be affected thereby; provided, however, the absence of the illegal provision does not render the performance of the remainder of the provider agreement impossible.

ARTICLE XIV - INCORPORATION BY REFERENCE

A. Ohio Administrative Code Chapter 5101:3-26 (Appendix A) is hereby incorporated by reference as part of this provider agreement having the full force and effect as if specifically restated herein.

B. Appendices B through P and any additional appendices are hereby incorporated by reference as part of this provider agreement having the full force and effect as if specifically restated herein.

C. In the event of inconsistence or ambiguity between the provisions of OAC 5101:3-26 and this provider agreement, the provision of OAC 5101:3-26 shall be determinative of the obligations of the parties unless such inconsistency or ambiguity is the result of changes in federal or state law, as provided in Article IX of this provider agreement, in which case such federal or state law shall be determinative of the obligations of the parties. In the event OAC 5101:3-26 is silent with respect to any ambiguity or inconsistency, the provider agreement (including Appendices B through P and any additional appendices), shall be determinative of the obligations of the parties. In the event that a dispute arises which is not addressed in any of the aforementioned documents, the parties agree to make every reasonable effort to resolve the dispute, in keeping with the objectives of the provider agreement and the budgetary and statutory constraints of ODJFS.

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The parties have executed this agreement the date first written above. The agreement is hereby accepted and considered binding in accordance with the terms and conditions set forth in the preceding statements.

WELLCARE OF OHIO, INC.:	DATE:
By: _________________ TODD FARHA, CEO
OHIO DEPARTMENT OF JOB AND FAMILY SERVICES:
BY: _________________ BARBARA E. RILEY, DIRECTOR	DATE:

APPENDIX J

FINANCIAL PERFORMANCE

CFC ELIGIBLE POPULATION

1. SUBMISSION OF FINANCIAL STATEMENTS AND REPORTS

MCPs must submit the following financial reports to ODJFS:

a. The National Association of Insurance Commissioners (NAIC) quarterly and annual Health Statements (hereafter referred to as the "Financial Statements"), as outlined in Ohio Administrative Code (OAC) rule 5101:3-26-09(B). The Financial Statements must include all required Health Statement filings, schedules and exhibits as stated in the NAIC Annual Health Statement Instructions including, but not limited to, the following sections: Assets, Liabilities, Capital and Surplus Account, Cash Flow, Analysis of Operations by Lines of Business, Five-Year Historical Data, and the Exhibit of Premiums, Enrollment and Utilization. The Financial Statements must be submitted to BMHC even if the Ohio Department of Insurance (ODI) does not require the MCP to submit these statements to ODI. A signed hard copy and an electronic copy of the reports in the NAIC-approved format must both be provided to ODJFS;

b. Hard copies of annual financial statements for those entities who have an ownership interest totaling five percent or more in the MCP or an indirect interest of five percent or more, or a combination of direct and indirect interest equal to five percent or more in the MCP;

c. Annual audited Financial Statements prepared by a licensed independent external auditor as submitted to the ODI, as outlined in OAC rule 5101:3-26-09(B);

d. Medicaid Managed Care Plan Annual Ohio Department of Job and Family Services (ODJFS) Cost Report and the auditor's certification of the cost report, as outlined in OAC rule 5101 ;3-26-09(B);

e. Annual physician incentive plan disclosure statements and disclosure of and changes to the MCP's physician incentive plans, as outlined in OAC rule 5101:3-26-09(B);

f. Reinsurance agreements, as outlined in OAC rule 5101:3-26-09(C);

g. Prompt Pay Reports, in accordance with OAC rule 5101:3-26-09(B). A hard copy and an electronic copy of the reports in the ODJFS-specified format must be provided to ODJFS;

Appendix J

h. Notification of requests for information and copies of information released pursuant to a tort action (i.e., third party recovery), as outlined in OAC rule 5101:3-26-09.1;

i. Financial, utilization, and statistical reports, when ODJFS requests such reports, based on a concern regarding the MCP's quality of care, delivery of services, fiscal operations or solvency, in accordance with OAC rule 5101:3-26-06(D);

j. In accordance with ORC Section 5111.76 and Appendix C, MCP Responsibilities, MCPs must submit ODJFS-specified franchise fee reports in hard copy and electronic formats pursuant to ODJFS specifications.

2. FINANCIAL PERFORMANCE MEASURES AND STANDARDS

This Appendix establishes specific expectations concerning the financial performance of MCPs. In the interest of administrative simplicity and nonduplication of areas of the ODI authority, ODJFS' emphasis is on the assurance of access to and quality of care. ODJFS will focus only on a limited number of indicators and related standards to monitor plan performance. The three indicators and standards for this contract period are identified below, along with the calculation methodologies. The source for each indicator will be the NAIC Quarterly and Annual Financial Statements.

Report Period: Compliance will be determined based on the annual Financial Statement.

a. Indicator: Net Worth as measured by Net Worth Per Member

Definition: Net Worth = Total Admitted Assets minus Total Liabilities divided by Total Members across all lines of business

Standard: For the financial report that covers calendar year 2006, a minimum net worth per member of $156.00, as determined from the annual Financial Statement submitted to ODI and the ODJFS.

The Net Worth Per Member (NWPM) standard is the Medicaid Managed Care Capitation amount paid to the MCP during the preceding calendar year, including delivery payments, but excluding the at-risk amount, expressed as a per-member per-month figure, multiplied by the applicable proportion below:

0.75 if the MCP had a total membership of 100,000 or more during that calendar year

0.90 if the MCP had a total membership of less than 100,000 for that calendar year

Appendix J

If the MCP did not receive Medicaid Managed Care Capitation payments during the preceding calendar year, then the NWPM standard for the MCP is the average Medicaid Managed Care capitation amount paid to Medicaid-contracting MCPs during the preceding calendar year, including delivery payments, but excluding the at-risk amount, multiplied by the applicable proportion above.

b. Indicator: Administrative Expense Ratio

Definition: Administrative Expense Ratio = Administrative Expenses minus Franchise Fees divided by Total Revenue minus Franchise Fees.

Standard: Administrative Expense Ratio not to exceed 15%, as determined from the annual Financial Statement submitted to ODI and ODJFS.

c. Indicator: Overall Expense Ratio

Definition: Overall Expense Ratio = The sum of the Administrative Expense Ratio and the Medical Expense Ratio.

Administrative Expense Ratio = Administrative Expenses minus Franchise Fees divided by Total Revenue minus Franchise Fees.

Medical Expense Ratio = Medical Expenses divided by Total Revenue.

Standard: Overall Expense Ratio not to exceed 100% as determined from the annual Financial Statement submitted to ODI and ODJFS.

Penalty/or noncompliance: Failure to meet any standard on 2.a., 2.b., or 2.c. above will result in ODJFS requiring the MCP to complete a corrective action plan (CAP) and specifying the date by which compliance must be demonstrated. Failure to meet the standard or otherwise comply with the CAP by the specified date will result in a new membership freeze unless ODJFS determines that the deficiency does not potentially jeopardize access to or quality of care or affect the MCP's ability to meet administrative requirements (e.g., prompt pay requirements). Justifiable reasons for noncompliance may include one-time events (e.g., MCP investment in information system products).

If the financial statement is not submitted to ODI by the due date, the MCP continues to be obligated to submit the report to ODJFS by ODI's originally specified due date unless the MCP requests and is granted an extension by ODJFS.

Appendix J

Failure to submit complete quarterly and annual Financial Statements on a timely basis will be deemed a failure to meet the standards and will be subject to the noncompliance penalties listed for indicators 2.a., 2.b., and 2.c., including the imposition of a new membership freeze. The new membership freeze will take effect at the first of the month following the month in which the determination was made that the MCP was non-compliant for failing to submit financial reports timely.

In addition, ODJFS will review two liquidity indicators if a plan demonstrates potential problems in meeting related administrative requirements or the standards listed above. The two standards, 2.d and 2.e, reflect ODJFS' expected level of performance. At this time, ODJFS has not established penalties for noncompliance with these standards;
however, ODJFS will consider the MCP's performance regarding the liquidity measures, in addition to indicators 2.a., 2.b., and 2.c., in determining whether to impose a new membership freeze, as outlined above, or to not issue or renew a contract with an MCP. The source for each indicator will be the NAIC Quarterly and annual Financial Statements.

Long-term investments that can be liquidated without significant penalty within 24 hours, which a plan would like to include in Cash and Short-Term Investments in the next two measurements, must be disclosed in footnotes on the NAIC Reports. Descriptions and amounts should be disclosed. Please note that "significant penalty" for this purpose is any penalty greater than 20%. Also, enter the amortized cost of the investment, the market value of the investment, and the amount of the penalty.

d. Indicator: Days Cash on Hand

Definition: Days Cash on Hand = Cash and Short-Term Investments divided by (Total Hospital and Medical Expenses plus Total Administrative Expenses) divided by 365.

Standard: Greater than 25 days as determined from the annual Financial Statement submitted to ODI and ODJFS.

e. Indicator: Ratio of Cash to Claims Payable

Definition: Ratio of Cash to Claims Payable = Cash and Short-Term Investments divided by claims Payable (reported and unreported).

Standard: Greater than 0.83 as determined from the annual Financial Statement submitted to ODI and ODJFS.

3. REINSURANCE REQUIREMENTS

Pursuant to the provisions of OAC rule 5101:3-26-09 (C), each MCP must carry reinsurance coverage from a licensed commercial carrier to protect against inpatient-related medical expenses incurred by Medicaid members.

Appendix J

The annual deductible or retention amount for such insurance must be specified in the reinsurance agreement and must not exceed $75,000.00, except as provided below. Except for transplant services, and as provided below, this reinsurance must cover, at a minimum, 80% of inpatient costs incurred by one member in one year, in excess of $75,000.00.

For transplant services, the reinsurance must cover, at a minimum, 50% of transplant related costs incurred by one member in one year, in excess of $75,000.00.

An MCP may request a higher deductible amount and/or that the reinsurance cover less than 80% of inpatient costs in excess of the deductible amount. If the MCP does not have more than 75,000 members in Ohio, but does have more than 75,000 members between Ohio and other states, ODJFS may consider alternate reinsurance arrangements. However, depending on the corporate structures of the Medicaid MCP, other forms of security may be required in addition to reinsurance. These other security tools may include parental guarantees, letters of credit, or performance bonds. In determining whether or not the request will be approved, the ODJFS may consider any or all of the following:

a. whether the MCP has sufficient reserves available to pay unexpected claims;

b. the MCP's history in complying with financial indicators 2.a., 2.b., and 2.c., as specified in this Appendix.

c. the number of members covered by the MCP;

d. how long the MCP has been covering Medicaid or other members on a full risk basis.

e. risk based capital ratio greater than 2.5 calculated from the last annual ODI financial statement.

f. scatter diagram or bar graph from the last calendar year that shows the number of reinsurance claims that exceeded the current reinsurance deductible.

The MCP has been approved to have a reinsurance policy with a deductible amount of $75,000 that covers 80% of inpatient costs in excess of the deductible amount for non-transplant services.

Penalty for noncompliance: If it is determined that an MCP failed to have reinsurance coverage, that an MCP's deductible exceeds $75,000,00 without approval from ODJFS, or that the MCP's reinsurance for non-transplant services covers less than 80% of inpatient costs in excess of the deductible incurred by one member for one year without approval from ODJFS, then the MCP will be required to pay a monetary penalty to

Appendix J

ODJFS. The amount of the penalty will be the difference between the estimated amount, as determined by ODJFS, of what the MCP would have paid in premiums for the reinsurance policy if it had been in compliance and what the MCP did actually pay while it was out of compliance plus 5%. For example, if the MCP paid $3,000,000.00 in premiums during the period of non-compliance and would have paid $5,000,000.00 if the requirements had been met, then the penalty would be $2,100,000.00.

If it is determined that an MCP's reinsurance for transplant services covers less than 50% of inpatient costs incurred by one member for one year, the MCP will be required to develop a corrective action plan (CAP).

4. PROMPT PAY REQUIREMENTS

In accordance with 42 CFR 447.46, MCPs must pay 90% of all submitted cleanclaims within 30 days of the date of receipt and 99% of such claims within 90 days of the date of receipt, unless the MCP and its contracted provider(s) have established an alternative payment schedule that is mutually agreed upon and described in their contract. The prompt pay requirement applies to the processing of both electronic and paper claims for contracting and non-contracting providers by the MCP and delegated claims processing entities.

The date of receipt is the date the MCP receives the claim, as indicated by its date stamp on the claim. The date of payment is the date of the check or date of electronic payment transmission. A claim means a bill from a provider for health care services that is assigned a unique identifier. A claim does not include an encounter form.

A "claim" can include any of the following: (1) a bill for services; (2) a line item of services; or (3) all services for one recipient within a bill. A "clean claim" is a claim that can be processed without obtaining additional information from the provider of a service or from a third party.

Clean claims do not include payments made to a provider of service or a third party where the timing of the payment is not directly related to submission of a completed claim by the provider of service or third party (e.g., capitation). A clean claim also does not include a claim from a provider who is under investigation for fraud or abuse, or a claim under review for medical necessity.

Penalty for noncompliance: Noncompliance with prompt pay requirements will result in progressive penalties to be assessed on a quarterly basis, as outlined in Appendix N of the Provider Agreement.

5. PHYSICIAN INCENTIVE PLAN DISCLOSURE REQUIREMENTS

MCPs must comply with the physician incentive plan requirements stipulated in 42 CFR 438.6(h). If the MCP operates a physician incentive plan, no specific payment can be made directly or indirectly under this physician incentive plan to a physician or physician

Appendix J

group as an inducement to reduce or limit medically necessary services furnished to an individual.

If the physician incentive plan places a physician or physician group at substantial financial risk [as determined under paragraph (d) of 42 CFR 422.208] for services that the physician or physician group does not famish itself, the MCP must assure that all physicians and physician groups at substantial financial risk have either aggregate or per-patient stop-loss protection in accordance with paragraph (f) of 42 CFR 422.208, and conduct periodic surveys in accordance with paragraph (h) of 42 CFR 422.208.

In accordance with 42 CFR 417.479 and 42 CFR 422.210, MCPs must maintain copies of the following required documentation and submit to ODJFS annually, no later than 30 days after the close of the state fiscal year and upon any modification of the MCP's physician incentive plan:

a. A description of the types of physician incentive arrangements the MCP has in place which indicates whether they involve a withhold, bonus, capitation, or other arrangement. If a physician incentive arrangement involves a withhold or bonus, the percent of the withhold or bonus must be specified.

b. A description of information/data feedback to a physician/group on their: 1) adherence to evidence-based practice guidelines; and 2) positive and/or negative care variances from standard clinical pathways that may impact outcomes or costs. The feedback information may be used by the MCP for activities such as physician performance improvement projects that include incentive programs or the development of quality improvement initiatives.

c. A description of the panel size for each physician incentive plan. If patients are pooled, then the pooling method used to determine if substantial financial risk exists must also be specified.

d. If more than 25% of the total potential payment of a physician/group is at risk for referral services, the MCP must maintain a copy of the results of the required patient satisfaction survey and documentation verifying that the physician or physician group has adequate stop-loss protection, including the type of coverage (e.g., per member per year, aggregate), the threshold amounts, and any coinsurance required for amounts over the threshold.

Appendix J

6. NOTIFICATION OF REGULATORY ACTION

Any MCP notified by the ODI of proposed or implemented regulatory action must report such notification and the nature of the action to ODJFS no later than one working day after receipt from ODI. The ODJFS may request, and the MCP must provide, any additional information as necessary to assure continued satisfaction of program requirements. MCPs may request that information related to such actions be considered proprietary in accordance with established ODJFS procedures. Failure to comply with this provision will result in an immediate membership freeze.